Trust I

SUB-ITEM 77D: Policies with respect to security investments
The Credit Opportunities Fund changed its 80% policy and some of its strategies effective on
September 15, 2011.  The Multi Sector Income Fund filed a registration statement for new Class
R6 Shares.  The registration statement is going effective after the period covered by the shareholder report.